Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports Fiscal Second Quarter 2018 Financial Results
System-wide Comparable Restaurant Sales Increased 3.3%
Reaffirms Annual Guidance on an Adjusted Basis
Increases Repurchase Program by $25 million to $75 Million

Lake Forest, CA. July 26, 2018 - Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American quick service restaurant chain by units in the United States, today reported fiscal second quarter 2018 financial results. Additionally, the Company reaffirmed guidance for fiscal year 2018 on an adjusted basis and announced a $25 million increase in its repurchase program for common stock and warrants to $75 million.

Fiscal Second Quarter 2018 Highlights

•	System-wide comparable restaurant sales grew 3.3%, marking the 19th consecutive quarter of gains;

◦
Company-operated comparable restaurant sales grew 2.5%, marking the 24th consecutive quarter of gains. Company-operated comparable restaurant sales growth was comprised of average check growth of 3.7%, including approximately 1% of menu mix growth, offset by a transaction decrease of 1.2%;

◦	Franchised comparable restaurant sales grew 4.2%;

•
Total revenue increased 8.5% to $117.8 million (including $3.1 million of franchise advertising contributions and $0.2 million of other franchise revenue required as part of the new revenue recognition rules adopted in the first fiscal quarter whereby the offsetting impact is an increase to expenses such that there is no impact on operating income and net income) compared to $108.6 million in the fiscal second quarter 2017;

•	Company restaurant sales increased 5.6% to $109.8 million compared to $104.0 million in the fiscal second quarter 2017;

•	Net income was $4.2 million, or $0.11 per diluted share, compared to $5.3 million in the fiscal second quarter 2017, or $0.13 per diluted share;

•	Adjusted net income* was $5.4 million, or $0.14 per diluted share, compared to $5.3 million in the fiscal second quarter 2017, or $0.13 per diluted share;

•	Restaurant contribution* margin was 19.7% compared to 20.3% in the fiscal second quarter 2017; and

•	Adjusted EBITDA* was $16.8 million compared to $17.0 million in the fiscal second quarter 2017.

Adjusted net income*, Restaurant contribution*, and Adjusted EBITDA* are non-GAAP measures and defined below under “Key Financial Definitions”. Please see the reconciliation of non-GAAP measures accompanying this release.

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “During the quarter we were proud to achieve our company average unit volume (AUV) goal of $1.5 million on a trailing 12 month basis, that we set following our entrance to the public markets several years ago. Since fiscal 2013 our company and franchise AUV’s have each grown by more than 25%, helping us achieve enhanced unit economics that are driving company and franchise growth opportunities.”

Cappasola continued, “Our second quarter was in line with our expectations and we remain on track to achieve our annual guidance on an adjusted basis. We are particularly pleased with our system-wide comparable restaurant sales growth of 3.3%, or 10.4% on a two-year basis, and our restaurant contribution margin performance, which improved sequentially in the quarter, contracting only 10 basis points after adjusting for the timing of advertising expenses.

Cappasola concluded, “Early in the third quarter we launched Elevated Combined Solutions which includes brand catalysts and operational improvements designed to further our mission to be the category leader in the value oriented QSR+ segment. This latest iteration of our pivotal brand strategy includes a new concept tagline - Fresh Mexican Grill, a new holistic advertising campaign ‘Celebrating the Hardest Working Hands in Fast Food’, reimagined packaging, enhanced hospitality initiatives, newly designed menu boards, new kitchen equipment and updated crew uniforms. Early guest feedback on these enhancements has been positive.”

Review of Fiscal Second Quarter 2018 Financial Results

Total revenue increased 8.5% to $117.8 million (including $3.1 million of franchise advertising contributions and $0.2 million of other franchise revenue required as part of the new revenue recognition rules adopted in the first fiscal quarter whereby the offsetting impact is an increase to expenses such that there is no impact on operating income and net income) compared to $108.6 million in the fiscal second quarter 2017. Excluding these revenue recognition impacts total revenue increased 5.4%.

Comparable restaurant sales increased 3.3% system-wide, resulting in a 10.4% increase on a two-year basis. The Del Taco system has now generated comparable restaurant sales growth for 19 consecutive quarters. Company-operated comparable restaurant sales increased 2.5%, marking 24 consecutive quarters of comparable restaurant sales growth. Franchise comparable restaurant sales increased 4.2%.

Net income was $4.2 million, representing $0.11 per diluted share, compared to $5.3 million in the fiscal second quarter 2017, representing $0.13 per diluted share.

Adjusted net income* was $5.4 million, or $0.14 per diluted share, compared to $5.3 million in the fiscal second quarter 2017, or $0.13 per diluted share. Adjusted net income excludes the impairment of long-lived assets charge totaling approximately $1.7 million, or approximately $1.2 million after the related tax impact, representing $0.04 per diluted share, or $0.03 per diluted share after the related tax impact.

Restaurant contribution* was $21.7 million compared to $21.1 million in the fiscal second quarter 2017. As a percentage of Company restaurant sales, restaurant contribution margin decreased approximately 60 basis points year-over-year to 19.7%. The decrease was the result of an approximate 40 basis point increase in labor and related expenses and an approximate 50 basis point increase in occupancy and other operating expenses, which was all related to the timing of advertising expenses. These increases were partially offset by a 30 basis point decrease in food and paper costs.

Adjusted EBITDA* was $16.8 million compared to $17.0 million in the fiscal second quarter 2017.

Restaurant Portfolio

During the fiscal second quarter 2018, we opened one company-operated restaurant and one franchised restaurant, and closed one company-operated restaurant and one franchised restaurant.

Thus far in the fiscal third quarter 2018, our franchise partners have opened one restaurant and there are currently 16 restaurants (eight franchised and eight company) under construction, all of which are expected to open this fiscal year. The remaining restaurants expected to open in fiscal year 2018 are expected to commence construction within the next two months.

Repurchase Program for Common Stock and Warrants

On July 23, 2018, the Board of Directors increased the repurchase program for Del Taco’s common stock and warrants to $75 million (raised from $50 million). The increased authorization will expire upon completion of the repurchase program unless terminated earlier by the Board of Directors.

During the fiscal second quarter 2018, we repurchased 407,821 shares of common stock at average price of $11.57 per share for a total of $4.7 million, and repurchased 11,132 warrants at an average price per warrant of $2.68.

There are currently 38,299,842 common shares and 5,978,991 warrants outstanding and approximately $41.2 million remains under the $75 million authorization.

Fiscal Year 2018 Guidance

We are reiterating the following guidance for fiscal year 2018, the 52-week period ending January 1, 2019:

•	System-wide same store sales growth of approximately 2% to 4%;

•
Total revenue between $506 million and $516 million, reflecting the new revenue recognition rules whereby franchise advertising contributions and other franchise revenue, which totaled $12.7 million and $0.8 million in fiscal year 2017, respectively, will now be reported on a gross basis. This guidance also includes an estimated $0.5 million unfavorable impact from the timing of initial franchise fees and renewal fees which must be deferred and recognized over the term of the related franchise agreement;

•	Total company-operated restaurant sales between $473 million and $483 million;

•	Restaurant contribution margin between 19.3% and 19.8%;

•	General and administrative expenses between approximately 8.2% and 8.5% of total revenue, including the expense side of the other franchise revenue that will now be reported on a gross basis;

•	Effective tax rate of approximately 26.5% to 27.5%;

•	Adjusted diluted earnings per share of approximately $0.59 to $0.63;

•	Adjusted EBITDA between $71.5 million and $74.0 million;

•	25 to 28 new system-wide restaurant openings; and

•	Net capital expenditures between $35.0 million to $38.0 million.

We have not reconciled guidance for Adjusted diluted earnings per share and Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

A conference call and webcast to discuss Del Taco’s financial results and annual guidance is scheduled for 5:00 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 631-891-4304. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671, the passcode is 10005217.

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Restaurant contribution* is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under U.S. GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors.

Adjusted EBITDA* is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as stock-based compensation expense and transaction-related costs, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and (ii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors.

Adjusted net income* represents company net income before impairment of long-lived assets, net of tax. Adjusted diluted net income per share represents company diluted net income per share before impairment of long-lived assets, net of tax.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, hand-sliced avocado, hand-grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco. Del Taco’s new advertising campaign, “Celebrating the Hardest Working Hands in Fast Food,” further communicates the company’s commitment to providing guests with fresh, quality food prepared by hand every day. Founded in 1964, today Del Taco serves more than three million guests each week at its more than 560 restaurants across 14 states. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks included, without limitation, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations, food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended January 2, 2018, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Media Contact:
Julia Young
(646) 277-1280
julia.young@icrinc.com

Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 19, 2018	January 2, 2018
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$13,146	$6,559
Accounts and other receivables, net	3,269	3,828
Inventories	2,710	2,712
Prepaid expenses and other current assets	2,667	6,784
Total current assets	21,792	19,883
Property and equipment, net	161,883	156,124
Goodwill	320,638	320,638
Trademarks	220,300	220,300
Intangible assets, net	20,006	21,498
Other assets, net	4,498	3,881
Total assets	$749,117	$742,324
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$17,608	$18,759
Other accrued liabilities	37,319	35,257
Current portion of capital lease obligations and deemed landlord financing liabilities	1,194	1,415
Total current liabilities	56,121	55,431
Long-term debt, capital lease obligations and deemed landlord financing liabilities, excluding current portion, net	170,324	170,639
Deferred income taxes	68,896	68,574
Other non-current liabilities	32,604	31,431
Total liabilities	327,945	326,075
Commitments and contingencies (Note 13)
Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 38,091,165 shares issued and outstanding at June 19, 2018; 38,434,274 shares issued and outstanding at January 2, 2018	4	4
Additional paid-in capital	347,220	349,334
Accumulated other comprehensive income	319	14
Retained earnings	73,629	66,897
Total shareholders’ equity	421,172	416,249
Total liabilities and shareholders’ equity	$749,117	$742,324

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except share and per share data)

	12 Weeks Ended		24 Weeks Ended
	June 19, 2018	June 20, 2017	June 19, 2018	June 20, 2017
Revenue:
Company restaurant sales	$109,800	$104,022	$214,909	$205,244
Franchise revenue	4,149	3,903	7,941	7,516
Franchise advertising contributions	3,136	—	6,072	—
Franchise sublease income	728	656	1,445	1,166
Total revenue	117,813	108,581	230,367	213,926
Operating expenses:
Restaurant operating expenses:
Food and paper costs	30,082	28,770	59,055	56,688
Labor and related expenses	35,422	33,185	70,240	66,406
Occupancy and other operating expenses	22,627	20,918	44,613	41,636
General and administrative	10,321	9,055	20,750	18,360
Franchise advertising expenses	3,136	—	6,072	—
Depreciation and amortization	5,847	5,278	11,761	10,381
Occupancy and other - franchise subleases	651	602	1,289	1,083
Pre-opening costs	199	151	641	177
Impairment of long-lived assets	1,661	—	1,661	—
Restaurant closure charges, net	(24)	6	(37)	15
Loss on disposal of assets, net	87	340	180	291
Total operating expenses	110,009	98,305	216,225	195,037
Income from operations	7,804	10,276	14,142	18,889
Other expense:
Interest expense	2,012	1,627	3,922	3,170
Total other expense	2,012	1,627	3,922	3,170
Income from operations before provision for income taxes	5,792	8,649	10,220	15,719
Provision for income taxes	1,582	3,319	2,781	6,151
Net income	4,210	5,330	7,439	9,568
Other comprehensive income (loss):
Change in fair value of interest rate cap, net of tax	115	(148)	289	(236)
Reclassification of interest rate cap amortization included in net income	10	—	16	—
Total other comprehensive income (loss)	125	(148)	305	(236)
Comprehensive income	$4,335	$5,182	$7,744	$9,332
Earnings per share:
Basic	$0.11	$0.14	$0.19	$0.25
Diluted	$0.11	$0.13	$0.19	$0.24
Weighted-average shares outstanding
Basic	38,299,483	38,535,855	38,370,595	38,769,895
Diluted	38,643,873	39,808,485	38,938,106	40,094,476

Del Taco Restaurants, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	12 Weeks Ended		24 Weeks Ended
	June 19, 2018	June 20, 2017	June 19, 2018	June 20, 2017
Net income	$4,210	$5,330	$7,439	$9,568
Non-GAAP adjustments:
Provision for income taxes	1,582	3,319	2,781	6,151
Interest expense	2,012	1,627	3,922	3,170
Depreciation and amortization	5,847	5,278	11,761	10,381
EBITDA	13,651	15,554	25,903	29,270
Stock-based compensation expense (a)	1,360	1,080	2,634	2,149
Loss on disposal of assets, net (b)	87	340	180	291
Restaurant closure charges, net (c)	(24)	6	(37)	15
Amortization of favorable and unfavorable lease assets and liabilities, net (d)	(132)	(145)	(250)	(292)
Pre-opening costs (e)	199	151	641	177
Impairment of long-lived assets (f)	1,661	—	1,661	—
Adjusted EBITDA	$16,802	$16,986	$30,732	$31,610

(a)	Includes non-cash, stock-based compensation.

(b)
Loss (gain) on disposal of assets, net includes the loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net of amortization of deferred gains on asset sales associated with sale-leaseback transactions, gains or losses recorded associated with the sale of company-operated restaurants to franchisees.

(c)
Includes sublease income from leases which are treated as deemed landlord financing, partially offset by costs related to future obligations associated with the closure or net sublease shortfall of a restaurant.

(d)	Includes amortization of favorable lease assets and unfavorable lease liabilities.

(e)
Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.

(f)	Includes costs related to impairment of long-lived assets.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	12 Weeks Ended		24 Weeks Ended
	June 19, 2018	June 20, 2017	June 19, 2018	June 20, 2017
Company restaurant sales	$109,800	$104,022	$214,909	$205,244
Restaurant operating expenses	88,131	82,873	173,908	164,730
Restaurant contribution	$21,669	$21,149	$41,001	$40,514
Restaurant contribution margin	19.7%	20.3%	19.1%	19.7%

Del Taco Restaurants, Inc.
Reconciliation of Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
(Unaudited)
(In thousands, except per share data)

	12 Weeks Ended		12 Weeks Ended
	June 19, 2018		June 20, 2017
	$	Per Share	$	Per Share
Net income and diluted earnings per share, as reported	$4,210	$0.11	$5,330	$0.13
Impairment of long-lived assets (a)	1,661	0.04	—	—
Tax impact of adjustment (b)	(449)	(0.01)	—	—
Non-GAAP adjusted net income and adjusted diluted earnings per share	$5,422	$0.14	$5,330	$0.13

	24 Weeks Ended		24 Weeks Ended
	June 19, 2018		June 20, 2017
	$	Per Share	$	Per Share
Net income and diluted earnings per share, as reported	$7,439	$0.19	$9,568	$0.24
Impairment of long-lived assets (a)	1,661	0.04	—	—
Tax impact of adjustment (b)	(449)	(0.01)	—	—
Non-GAAP adjusted net income and adjusted diluted earnings per share	$8,651	$0.22	$9,568	$0.24

(a)	Includes costs related to impairment of long-lived assets.

(b)	Represents the income tax associated with the impairment adjustment.

Del Taco Restaurants, Inc.
Restaurant Development

	12 Weeks Ended		24 Weeks Ended
	June 19, 2018	June 20, 2017	June 19, 2018	June 20, 2017
Company-operated restaurant activity:
Beginning of period	315	305	312	310
Openings	1	1	4	1
Closures	(1)	(2)	(1)	(2)
Sold to franchisees	—	—	—	(5)
Restaurants at end of period	315	304	315	304
Franchise-operated restaurant activity:
Beginning of period	251	249	252	241
Openings	1	2	1	5
Closures	(1)	—	(2)	—
Purchased from Company	—	—	—	5
Restaurants at end of period	251	251	251	251
Total restaurant activity:
Beginning of period	566	554	564	551
Openings	2	3	5	6
Closures	(2)	(2)	(3)	(2)
Restaurants at end of period	566	555	566	555